Exhibit 16(23)(a) - Consent of Ernst and Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-1, No. 333-______) and related Prospectus of ING USA Annuity and Life Insurance Company and to the inclusion and incorporation by reference therein of our reports dated March 25, 2008, with respect to the financial statements and schedules of ING USA Annuity and Life Insurance Company included in its Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia May 15, 2008